SUBSCRIPTION AGREEMENT


Adhia Funds, Inc.
1408 N. Westshore Blvd.
Suite 611
Tampa, FL 33607

Gentlemen:

             The undersigned has subscribed to 10,000 shares of the Common Stock, $0.0001 par value of the Short Term Advantage Portfolio of Adhia Funds, Inc., and and agrees to pay to the said corporation the sum of $100,000 in cash.

             The undersigned has subscribed to 10,000 shares of the Common Stock, $0.0001 par value of the Health Care Portfolio of Adhia Funds, Inc., and and agrees to pay to the said corporation the sum of $100,000 in cash.

             It is understood that upon acceptance hereof by said corporation the shares subscribed for shall be issued to the undersigned and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this 5th day of May, 2002.

                        By: /s/ Hitesh P. Adhia
                        Hitesh (John) P, Adhia

             The foregoing subscription is hereby accepted. Dated and effective as of this 5th day of May, 2002.

                        Adhia Funds, Inc.

                        By: /s/ Hitesh P. Adhia
                        Hitesh (John) P, Adhia, President